Exhibit (10)(bm)

FORTIS BANK	GENERAL CONDITIONS
(Translation* of the original Dutch text)

* This translation is furnished for the Customer's convenience only. The original Dutch text, which will be sent upon request, will be binding and shall prevail in case of any variance between the Dutch text and the English translation.

These General Conditions were drawn up in September 1995 in consultation between the Netherlands Bankers' Association and the consumers' organisation 'Consumentenbond' within the framework of the Committee for Consumer Affairs of the Socio-Economic Council (SER). These consultations resulted in agreement on all articles with the exception of the provisions on liability laid down in articles 3, 10 and 31 of these General Conditions.
Consumentenbond appreciates the consequences which the assumption of far-reaching liability may have for the banking business, but in view of its own responsibilities it cannot agree to the limitations on liability embodied in these articles.
The banks appreciate this position but they point out that it is impossible for them to accept general liability: this would entail unpredictable risks for the banks, which they cannot and may not allow themselves to assume for a variety of reasons including the interests of their customers.
In consultation with Consumentenbond, however, both parties have emphasized that the duty of care laid down in article 2 of the Conditions shall always be the first consideratiuon and that any clauses restricting liability shall not detract from this duty.

Article 1: Scope
All relations including future ones between the branch-offices in the Netherlands of Fortis Bank (Nederland) N.V., hereinafter referred to as "the Bank", and the Customer shall be subject to these General Conditions.
The provisions of these General Conditions shall apply to the extent that it is not otherwise provided in any special conditions applying to specific services provided by the Bank.

Article 2: Duty of care of the Bank
The Bank shall exercise due care when providing services. In its provision of services the Bank shall take the Customer's interests into account to the best of its ability, on the understanding that the Bank is not obliged to make use of non-public information known to the Bank, including information which may affect prices.

Article 3: Use of the services of third parties
The Bank shall be entitled to use the services of third parties in executing orders of the Customer and in performing other agreements with the Customer and also to place goods and/or documents of title of the Customer in the custody of third parties in the name of the Bank.
The Bank shall exercise due care in selecting such third parties. The Bank shall not be liable for shortcomings of such third parties, if It can prove that it exercised due care in selecting them. If in such case the Customer has suffered damage, the Bank shall in any case assist the

Customer as much as possible in remedying such damage. This shall leave intact any liability of the Bank under Article 10.

Article 4: The Bank or third parties as the other party
In executing orders for the purchase and sale of goods and/or documents of title, the Bank shall be entitled, at its option, to deal either with itself or with third parties as the other party,

Article 5: Risk of dispatches
If the Bank, by order of the Customer, dispatches moneys or securities to the Customer or to third parties, such dispatch shall be at the Bank's risk.
If the Bank, by order of the Customer, dispatches other goods and/or documents of title to the Customer or to third parties, such dispatch shall be at the Customer's risk.

Article 6: Statement of address by the Customer
The Customer shall inform the Bank of the address to which documents intended for him are to be sent. The Customer shall give written notice of any change of address.

Article 7: Orders etc. intended for several branch-offices
Orders, statements and communications from the Customer to the Bank must be addressed separately to each of the branch-offices of the Bank for which these orders, statements and communications are intended, unless the Bank has expressly designated another address. If written orders, statements and communications are intended for a branch-office of the Bank -expressly stated by the Customer - other than the branch-office that received these documents, the latter branch-office shall forward such documents.

Article 8: Changes in the power of representation of the Customer
If the Customer has granted powers of representation to a person, the Customer shall notify the Bank in writing of any change in or withdrawal of such powers notwithstanding their entry in public registers, in default of which notification such change or withdrawal cannot be invoked against the Bank.

Article 9: Use of forms
The Customer must see to it that orders, statements and communications to the Bank are clear and that they contain the correct data. Orders for transfers shall be executed by the Bank on the basis of the account number stated by the Customer and the Bank is not obliged to verify the accuracy of the information stated in the order.
Forms must be fully completed by the Customer. Other data carriers or means of communication approved by the Bank must be used by the Customer in accordance with the directions of the Bank. The Bank shall be entitled not to execute orders if such orders have been given with out the use of forms drawn up or approved by the Bank or of other data carriers or means of communications approved by the Bank. The Bank may require communications to be made in a specific form.

Article 10: Execution of payment orders
The Bank guarantees the proper execution within a reasonable time of correctly given orders for the transfer of amounts in euro, provided that such orders can be processed entirely within the giro-circuit in the Netherlands of the banks associated with the 'Bankgirocentrale' (Bank Giro Centre). Any shortcomings in the execution of such payment orders will make the Bank liable to indemnify the Customer for the damage suffered as a result up to a maximum of two hundred and twenty five euro per payment order, without prejudice to the provisions of the second paragraph of article 31 and without prejudice to the Bank's obligation - unless otherwise agreed - to see to it that these payment orders will as yet be executed correctly and without further costs. The Bank shall not invoke the aforesaid maximum of two hundred and twenty five euro if in an individual case it would not be reasonable and fair to do so.
If, in case of correctly given payment orders which cannot be processed entirely within the said giro-circuit, the payee's account as specified by the Customer should fail to be credited, the Bank shall upon the Customer's request and free of charge make inquiries and try to achieve that the credit entry will be made yet. Within four weeks of receipt by the Bank of such request, the Bank shall furnish the Customer with a written statement concerning the results of the inquiries, stating the relevant data.
If the Customer wishes payment orders as referred to in the first paragraph of this article to be executed by or on a specific date, such execution must be expressly agreed upon with the Bank.
The above provisions do not prejudice the Bank's authority not to execute payment orders if the balance of the account does not allow such execution or if such execution is barred by an attachment of the Customer's account or by other comparable circumstances.

Article 11: Evidential force of the Bank's records
An abstract from the Bank's records signed by the Bank shall serve as prima facie evidence vis-à-vis the Customer, subject to rebuttal evidence produced by the Customer.

Article 12: Examination of bank documents
If the Bank finds that it has made an error or a mistake in any confirmation, statement of account, note or other statement to the Customer, the Bank shall be bound to notify the Customer as soon as possible.
The Customer is obliged to examine the confirmations, statements of account, notes or other statements sent to him by the Bank immediately upon receipt. In addition, the Customer must check whether orders given by him or on his behalf have been executed correctly and completely by the Bank. When finding any inaccuracy or incompleteness, the Customer shall notify the Bank as soon as possible.
In the above cases the Bank shall be obliged to rectify its mistakes and errors.

Article 13: Approval of bank documents
If the Customer has not contested the contents of confirmations, statements of accounts, notes or other statements of the Bank to the Customer within twelve months after such documents can reasonably be deemed to have reached the Customer, the content of such documents shall be deemed to have been approved by the Customer. If such documents contain any arithmetical errors, the Bank may and shall rectify such errors, even after the expiry of the said twelve months' period.

Article 14: Loss etc. of forms
The forms, data carriers and means of communication which the Bank has put at the disposal of the Customer, must be kept and handled by the Customer with care.
If the Customer becomes aware of any irregularity such as loss, theft or misuse with respect to these forms, data carriers or means of communication, he shall inform the Bank without delay. Up to the moment this information is received by the Bank, the consequences of the use of these forms, data carriers or means of communication shall be for the account and at the risk of the Customer, unless the Customer proves that blame can be imputed to the Bank. After the said moment such consequences shall be for the account and at the risk of the Bank, unless the Bank proves that intent or gross negligence can be imputed to the Customer. Any communication concerning irregularities must be confirmed by the Customer to the Bank in writing.
It notice of termination of the relationship between the Customer and the Bank has been given, the Customer shall return to the Bank any unused forms as well as other data carriers and means of communication put at his disposal by the Bank.

Article 15: Crediting and debiting of interest
At such times as will be determined by the Bank but at least once a year, the Bank shall credit or debit, as the case may be, the current interest to the account of the Customer. If the time at which the current interest is credited to the said account does not coincide with the time at which the current interest is debited to such account, the Bank shall inform the Customer in writing,

Article 16: Commissions and fees
The Bank is authorized to charge commissions and fees to the Customer for its services, if the amount of these commissions and fees has not been previously agreed upon between the Customer and the Bank, the Bank shall charge its usual commissions and fees. The Bank shall see to it that information about this is in any case available at its branch-offices.

Article 17: Credit entries under reserve
Each credit entry is made subject to the proviso that, if the Bank is still to receive the countervalue for such entry, such counter-value will timely and duly come into its possession. Failing this, the Bank shall be entitled to reverse the credit entry. If the Customer's euro account has been credited on account of documents denominated in a foreign currency or on account of other items which, as far as the euro-equivalent is concerned, are subject to fluctuations in value, the reversal shall be effected by making a debit entry up to the amount for which the Customer could have acquired such foreign currency or such items on the day of the reversal.

Article 18: Lien
The Bank shall have a lien in all goods, documents of title and securities which are in the possession or will come into the possession of the Bank or of a third party on the Bank's behalf from or for the benefit of the Customer on any account whatsoever and in all, shares forming part of a collective deposit within the meaning of the Securities Giro Administration and Transfer Act ('Wet giraal effectenverkeer') which are in the possession or will come into the possession of the Bank, as security for all and any present and future debts owing by the

Customer to the Bank on any account whatsoever. In its capacity as the Customer's attorney the Bank is authorized to pledge all present and future debts owing by the Bank to the Customer on any account whatsoever to the Bank itself as security for all and any present or future debts receivable by the Bank from the Customer on any account whatsoever.
If the Customer wishes to dispose of part of the collateral, the Bank shall release such part of the collateral provided that the balance of the collateral remaining after such release offers sufficient coverage for all current or future debts receivable by the Bank from the Customer. The Bank shall not be entitled to sell the collateral unless the Customer's debt to the Bank has become due and payable. In addition, the Bank shall not sell the collateral before the Customer has made default. The Bank's right to sell the collateral is limited to the extent of Customer's debt.
After the Bank has exercised its right to sell collateral, it shall give the Customer written notice thereof as soon as possible.

Article 19: Right of set-off
The Bank shall at all times be entitled to set off all and any debts receivable by the Bank from the Customer, whether or not due and payable and whether or not contingent, against any debts owed by the Bank to the Customer, whether due and payable or not, regardless of the currency in which such debts are denominated.
If, however, the Customer's debt to the Bank or the Bank's debt to the Customer is not yet due and payable - and provided that the Customer's debt and the Bank's debt are expressed in the same currency - the Bank shall not exercise its right of set-off except in the event of an attachment being levied upon the Bank's debt to the Customer or recovery being sought from such debt in any other way, or in the event that a right in rem is created thereon or the Customer assigns the Bank's debt to a third party by singular title.
Debts expressed in foreign currency shall be set off at the rate of exchange pertaining on the day of set-off.
If possible, the Bank shall inform the Customer in advance that it will exercise its right of set-off.

Article 20: Giving security
Upon demand the Customer shall provide adequate security for the fulfilment of his existing obligations towards the Bank. If the security that has been given is no longer adequate, the Customer is bound to supplement or replace such security upon demand. Any such demand shall be made in writing and shall specify the reason for it. The extent of the security so demanded must bear a reasonable proportion to the amount of the relative obligations of the Customer.

Article 21: Immediately due for payment
If the Customer has been given notice of default and still fails to perform any of his obligations towards the Bank, the Bank shall be entitled to make the Customer's debts to the Bank immediately due and payable by giving notice. Such notice shall be made in writing and shall specify the reason for the giving thereof.

Article 22: Custody of securities
The custody of securities which form part of a collective deposit within the meaning of the Securities Giro Administration and Transfer Act ('Wet giraal effectenverkeer') held by the Bank shall be subject to the provisions of this Act and to the provision set forth in the next sentence. To the extent these securities are subject drawings by lot, the Bank shall see to it that each time a drawing takes place, there shall be allotted to each Customer individually an amount of securities - designated for redemption - corresponding to his entitlement.
The custody of all other securities shall be assumed by a custodian to be employed by the Bank. The terms and conditions imposed by the custodian shall apply to the custody of the securities referred to in the above sentence.

Article 23: Use of the services of third parties for the custody of securities
The securities of the Customer which the Bank has placed in the custody of third parties pursuant to article 3, shall form part of the aggregate of securities deposited in the name of the Bank with such third parties in one of the Bank's general securities deposits. The Bank shall not be bound to cause the serial numbers of these securities to be recorded separately for each individual Customer.

Article 24: Administration of securities deposits
The Bank is charged with the administration of the Customer's securities deposit to the extent that the securities deposit consists of securities admitted to the official quotation on the Official Market or the Parallel Market of the Amsterdam Stock Exchange.
The duties incidental to this administration include inter alia the duty to collect interests, redemption payments and dividends, to exercise or realize subscription rights, to obtain new coupon or dividend sheets, to effect conversions and to lodge securities for the purpose of meetings.
If, pursuant to article 3, the Bank has placed securities of the Customer in the custody of third parties, such third parties shall be charged with the duties incidental to the administration of these securities, without prejudice to the Bank's liability under article 3 and without prejudice to the Bank's obligation to pass on to the Customer any amounts received by the Bank from such third parties for the benefit of the Customer on account of interest, redemption payments, dividend or on any other account.

Article 25: Securities not subject to lien
The lien referred to in article 18 does not extend to securities deposited with the Bank exclusively for specific purposes such as the collection of interests, redemption payments and dividends obtaining new coupon or dividend sheets, effecting conversions or attending meetings.

Article 26: Period of validity of stock exchange orders; reduction of the limit
The Bank will keep stock exchange orders on its books for a period of time to be determined by the Bank.
As from the day on which securities are quoted ex-dividend or ex-rights of subscription, any limit set by the Customer for the purchase or sale of such securities shall be reduced by the arithmetical value of the dividend or the subscription right, as the case may be, but only if such reduction of the limit arises from the regulations or customs applying to the securities in question.

Article 27: Defective securities
The Bank shall be liable for any defects of securities acquired by the Customer as a result of transactions concluded by the Bank with itself as the other party, or as the result of transactions in securities admitted to the official quotation on the official Market or the Parallel Market of the Amsterdam Stock Exchange. If pursuant to the above provision the Bank is liable, it shall, at the Customer's option, either as yet deliver securities of the same kind but without defects or refund the amount charged together with interest thereon, in both cases against return of the securities originally acquired by the Customer, transactions in securities admitted to official listing by the Amsterdam Exchanges N.V.

Article 28: Costs
The costs of legal assistance incurred by the Bank in court proceedings or in proceedings before a consumer disputes committee on account of a dispute between the Customer and the Bank shall be for the account of the Customer or for the account of the Bank, as the case may be, if and to the extent that the decision or award of such court or such committee includes an award of costs.
Any costs the Bank has to incur in or out of court if the Bank becomes involved in legal proceedings or disputes between the Customer and a third party, shall be for the Customer's account.
Without prejudice to the above provisions all other costs arising for the Bank from the relationship with the Customer shall be for the Customer's account within the limits of reasonableness.

Article 29: Laws of the Netherlands; disputes
The relations between the Customer and the Bank shall be governed by the laws of the Netherlands.
Disputes between the Customer and the Bank shall be brought before the competent Netherlands Court, unless the law or international conventions contain a mandatory provision to the contrary.
Notwithstanding the foregoing, if the Bank is acting as the plaintiff the Bank shall be entitled to bring disputes before the foreign court having jurisdiction over the Customer.
Notwithstanding the foregoing, if the Customer is acting as the plaintiff the Customer shall be entitled to refer disputes to any Consumer Disputes Committee or Committee of Good Offices to whose competence the Bank has submitted, within the limits of the rules governing the Committee in question.

Article 30: Termination of the relationship
Both the Customer and the Bank may terminate the relationship between the Customer and the Bank. If the relationship is terminated by the Bank it shall, upon request, inform the Customer of the reason for such termination.
After notice of termination has been given, the existing individual agreements between the Customer and the Bank shall be settled as soon as possible but subject to the applicable time periods. During such settlement the present General Conditions shall remain in full force.

Article 31: Liability of the Bank
Without prejudice to the other provisions of these General Conditions the Bank shall be liable if any shortcoming in the performance of any obligation vis-à-vis the Customer is imputable to the Bank or attributable to the Bank by virtue of the law, any legal act or generally prevailing views.
In any case, insofar as liability is not already excluded by operation of the law, the Bank shall not be liable if a shortcoming of the Bank is the result of:
-	international conflicts
-	violent or armed actions
-	measures taken by any domestic, foreign or international government authority
-	measures taken by any supervisory authority
-	boycotts
-	labour disturbances among the staff of third parties or the Bank's own staff
-	power failures or breakdowns in communication links or equipment or software of the Bank or of third parties.
Should any circumstance referred to in the preceding paragraph occur, then the Bank shall take such measures as may reasonably be required from it in order to reduce the resulting adverse effects for the Customer.

Article 32: Deviation from the General Conditions
Any deviation from the present General Conditions shall be laid down in writing.
Deviations which have not been laid down in writing may be proved by the parties by all means of evidence admitted by the law.

Article 33: Amendment of and additions to the General Conditions
Amendments of and additions to the present General Conditions shall not take effect until after representative Dutch consumers' and employers' organizations have been consulted about such amendments and additions and also about the manner in which the Customer will be notified of their contents. Such notification will in any case have to be made before the expiry of the thirty days' period referred to below.
The amendments and additions adopted after the said consultations shall be filed at the Registrar's office of the District Court of Amsterdam. Such filing shall be announced by a publication in at least three daily newspapers with national circulation. The amendments and additions which have been filed in this manner shall be binding upon the Bank and the Customer as of the thirtiest day after the date of the abovementioned publication.

A copy of these General Conditions has been filed by the Netherlands Bankers' Association at the Registrar's office of the District Court of Amsterdam on 22 December 1995.

Fortis Bank (Netherland) N.V., established at Rotterdam. Trade Register No. 300064791.